Exhibit 16.1

June 23, 2025

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

WWC, P.C. (“WWC”) has been furnished with a copy of the disclosures in the Form 6-K for the event that occurred on June 23, 2025 to be filed by WWC’s former client Reitar Logtech Holdings Limited (the “Company”). WWC does not disagree with the Company’s statements regarding WWC contained in the Form 6-K filing.

WWC has no basis to agree or disagree with any other part of the Form 6-K that pertains to statement not related to WWC.

Very truly yours,

/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants